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                                                                    EXHIBIT 11.1

                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE

                                                           THREE MONTHS                       SIX MONTHS
                                                        ENDED FEBRUARY 28,                ENDED FEBRUARY 28,
                                                  -----------------------------     -----------------------------
                                                      2003             2002             2003             2002
                                                  ------------     ------------     ------------     ------------
BASIC
Net income                                        $  2,445,723     $  2,199,139     $  4,802,195     $  4,338,118
                                                  ------------     ------------     ------------     ------------
Weighted average shares outstanding (basic)          5,266,889        5,344,036        5,305,852        5,333,334
                                                  ------------     ------------     ------------     ------------
Basic earnings per share                          $        .46     $        .41     $        .91     $        .81
                                                  ============     ============     ============     ============

DILUTED
Net income                                        $  2,445,723     $  2,199,139     $  4,802,195     $  4,338,118
                                                  ------------     ------------     ------------     ------------
Effect of dilutive securities(1)                       434,417          502,199          428,418          479,818
                                                  ------------     ------------     ------------     ------------
Weighted average shares outstanding (diluted)        5,701,306        5,846,235        5,734,270        5,813,152
                                                  ------------     ------------     ------------     ------------
Diluted earnings per share                        $        .43     $        .38     $        .84     $        .75
                                                  ============     ============     ============     ============



(1) During fiscal years 2003 and 2002, certain shares subject to options to acquire common stock were not included in certain computations of diluted EPS because the option exercise price was greater than the average market price of the common shares for the quarter. The computation for the quarter ended February 28, 2003 excluded 6,500 shares subject to options, with exercise prices ranging from $16.35 to $23.75. The computation for the quarter ended February 28, 2002 excluded 4,000 shares subject to options, with an exercise price of $23.75. The computation for the six months ended February 28, 2003 excluded an average of 51,600 shares subject to options, with exercise prices ranging from $14.51 to $23.75. The computation for the six months ended February 28, 2002 excluded an average of 4,335 shares subject to options, with exercise prices ranging from $13.50 to $23.75.